                                                                     EXHIBIT 2.1


           SHARE SALE AND PURCHASE AGREEMENT OF QSE (BRISTOL) LIMITED
                     BY RESEARCH ENGINEERS (EUROPE) LIMITED


THIS AGREEMENT is made the 3rd day of December 1996

BETWEEN:

(1) WILFRED WRIGHT AND SIMONE CLARE WRIGHT both of Booilushag House, Maughold, Isle of Man as Trustees of the Rebecca Sumner Park Trust (the "Trustees");

(2) CHRISTOPHER BRIAN GROVES of Amberley House, France Lane, Hawkesbury Upton, Badminton, Gloucestershire GL9 1AS ("Mr Groves");

(3) WILLIAM STEPHEN PARK of Fox Lodge, The Green, Biddestone, Wiltshire SN14 7DG ("Mr Park");

(4) REBECCA SUMNER PARK of Fox Lodge, The Green, Biddestone, Wiltshire SN14 7DG ("Mrs Park");

(5) RESEARCH ENGINEERS (EUROPE) LIMITED a company incorporated and existing under the laws of England (registered no. 2335650) whose registered office is at 115 Kingston Road, Leatherhead, Surrey KT2 7SO (the "Purchaser")

WHEREAS:

(A) QSE (Bristol) Limited (the "Company") is a private limited company incorporated in England on 24th September 1987 under the Companies Act 1985 under registration number 2168740 and has at the date hereof an authorised share capital of (Pounds)1000 and $80 divided into 1000 Deferred Shares of (Pounds)1.00 each, eighty (80) of which Deferred Shares have been issued and are credited as fully paid, and eight thousand (8,000) US Dollar Ordinary Shares of one US cent (US $0.01) each all of which $US Dollar Ordinary Shares have been issued and are credited as fully paid and which exist in the form of share warrants issued to bearer.

(B) Each of the Vendors is at the date hereof either the registered holder or bearer of, with full and unrestricted power to sell and to confer on the Purchaser, the full beneficial and legal title to, the shares in the issued share capital of the Company, each such Vendor being the holder or bearer as aforesaid of the number of shares or share warrants respectively ascribed to him in Part A of Schedule 1.

(C) The persons specified in Part B of Schedule 1 are all the directors of the Company.

(D) The Company has by a debenture dated 27th July 1988 (the "Debenture") charged certain of its assets to National Westminster Bank PLC (the "Bank").

(E) The Vendors desire to sell and the Purchaser are willing to purchase the Deferred Shares and share Warrants (as hereinafter defined) on the terms and subject to the conditions hereinafter contained.

NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

     In this Agreement and the Schedules hereto and the Deed of Indemnity (as hereinafter defined):

     1.1 the following expressions shall unless the context otherwise requires have the following meanings namely:

          "Accounts"          all or any of them the audited balance sheet of
                              the Company as at the Accounts Date and revenue
                              and profit and loss accounts of the Company for
                              the period of one (1) year ending on the Accounts
                              Date copies whereof are annexed hereto marked
                              "Accounts" and initialled by or on behalf of the
                              Warrantors and the Purchaser for the purpose of
                              identification;

          "Accounts Date"     31st May 1996;

          "Auditors"          the auditors of the Company namely Barnes Hunter
                              of Mariner House, 62 Prince Street, Bristol BS1
                              4QD;

          "Completion"        completion of the obligations of the parties
                              hereto under this Agreement in accordance with the
                              provisions of Clause 5;

          "Completion Date"   the date of Completion;

          "Deed of Indemnity" the Deed of Indemnity referred to in Clause 4.3.2;

          "Deferred Shares"   eighty (80) deferred shares of (Pounds)1 each in
                              the capital of the Company being all the deferred
                              shares in the capital of the Company in issue at
                              Completion;

          "Director"          has the meaning assigned to it by section 741 of
                              the Companies Act and shall include a shadow
                              director as defined by that section;

          "Disclosure Letter" the letter of even date herewith from the Vendors'
                              Solicitors to the Purchaser's Solicitors in the agreed form and described on the face of it as being the disclosure letter for the purpose of this Agreement;

          "Intellectual
          Property Rights"    means all intellectual property rights belonging
                              to the Company of any nature whatsoever throughout
                              the world and for the full duration of any and all
                              intellectual property protection afforded to the
                              same including, without limitation, all of the
                              Company's:

                              (a) (i) patents, registered trade marks, service marks, copyright, designs and any and all applications for registration of any of the same wheresoever made as listed in
                                       Schedule 5; and

                                  (ii) unregistered trade marks, service marks,
                                       designs, design right and copyright as
                                       listed in Schedule 5; and



                              (b) know how, trade secrets and confidential information howsoever arising; and

                              (c)  computer software and semi conductor
                                   topographies;

                              and any right or interest of
                              the Company in any of the foregoing;

     "Management              the unaudited management accounts of the Company
     Accounts"                in respect of the period commencing on 1st June
                              1996 and ending on 31st October 1996 copies of
                              which are attached hereto marked "Management
                              Accounts" and initialled by or on behalf of the
                              Warrantors and the Purchaser by way of
                              identification;

     "Profits"                includes profits or gains, income, chargeable
                              gains, earnings, receipts, value or any other
                              amount or element (whether real or notional) on or
                              in respect of or by reference to which any
                              taxation is liable to be assessed or charged or is
                              payable;

     "Property"               the leasehold property short particulars whereof
                              are set out in Schedule 4 and shall where the
                              context so permits include each and any or every
                              part thereof;

     "Purchaser's             Wiggin and Co of The Quadrangle, Imperial Square,
     Solicitors"              Cheltenham, Gloucestershire, GL50 1YX;

     "Purchaser's             KPMG of 15 Pembroke Road,
     Accountants"             Clifton, Bristol BS8 3BG

     "REI" Research Engineers Inc a company incorporated under the laws of the State of Delaware with its principal office at 22700 Savi Ranch, Yorba Linda,
                              California 92887-4608;

     "REI Group"              REI and its Subsidiaries from time to time and
                              "member of the REI Group" shall be construed
                              accordingly;

     "Service Agreements"     the service agreements in the agreed form to be
                              entered into on Completion between the Purchaser
                              and, respectively, Mr Groves and Mr Park;

     "Share Warrants"         bearer share warrants relating to all eight
                              thousand (8,000) of the US Dollar Ordinary Shares
                              of US $0.01 each in the capital of the Company in
                              issue at Completion;

     "Subsidiary"             has the meaning assigned to it by section 736 of
                              the Companies Act;

     "Taxation"               includes without limitation income tax,
                              corporation tax, advance corporation tax, capital
                              gains tax, inheritance tax, stamp duty, stamp duty
                              reserve tax, capital duty, rates, customs and
                              excise duties, national insurance, social security
                              or other similar liabilities or contributions and
                              value added tax and any other tax duty levy or
                              impost of any nature (whether chargeable inside or
                              outside the United Kingdom) whenever


                              created or imposed and also any penalty, fine, interest, costs, charges and expenses payable in connection with or incidental to any taxation and any reference to Taxation shall include a reference to any amount representing Taxation;

     "taxation statutes"      any statute, statutory instrument or like
                              legislative provision providing for or imposing
                              any Taxation;

     "Vendors"                Mr. Groves and Mrs Park (in respect of the
                              Deferred Shares) and the Trustees and Mr. Groves
                              (in respect of the Share Warrants);

     "Vendors'                Barnes Hunter  of  Mariner House,  62
     Accountants"             Prince Street, Bristol, BS1 4QD;

     "Vendors'                Burroughs Day  of  14-16 Charlotte
     Solicitors"              Street, Bristol, BS1 5PT;

     "Warranties"             the warranties, representations and undertakings
                              set out in Schedule 2;

     "Warrantors"             Mr Groves, Mr Park and the Trustees;

1.2  the following Acts are referred to by the following abbreviations namely:-

     the Capital Allowances Act 1990                 the CAA 1990
     the Income & Corporation
     Taxes Act 1970                                  the 1970 Act
     the Income and Corporation
     Taxes Act 1988                                  the 1988 Act
     the Taxes Management Act 1970                   the TMA
     any Finance Act                                 FA
     the Development Land Tax Act 1976               the DLTA
     the Companies Act 1985 (as amended              the Companies Act
     by the Companies Act 1989)
     the Companies Acts 1985 to 1989
     the Business Names Act 1985 and
     the Companies Securities (Insider
     Dealing) Act 1985                               the Companies Acts
     the Value Added Tax Act 1994                    the VATA
     the Inheritance Tax Act 1984                    the IHTA
     Taxation of Chargeable Gains Act 1992           the TCGA
     and advance corporation tax is referred to as   ACT;

1.3 any reference to any provision of any taxation or other statute shall include a reference to any modification, substitution, replacement, re-enactment or extension thereof or therefor whether made or effected before or after the date hereof and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall also include any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced, but shall exclude any such statute or statutory provisions or regulations not in force at the date hereof which operate to increase any liability of the Warrantors hereunder or (as the Covenantors therein) under the Deed of Indemnity;

1.4 a liability or increased liability to or a claim for any Taxation or a refusal or restriction of any deduction, set-off, loss or other relief shall be deemed to be incurred made or suffered in consequence of any act, transaction, omission or event done, effected, occurring or taking place before Completion if it is incurred made or suffered in consequence of the combined effect of any one or more acts transactions omissions or events all of which are done or effected or occur or take place before Completion or the first of which is done or effected or occurs or takes place before Completion except where the second and any subsequent act transaction omission or event (not connected with the first act transaction omission or event and not done or effected pursuant to or caused or brought about by any contractual or statutory obligation) is done or effected or caused or brought about after Completion by the Company or any other member of the REI Group or any of the directors or the shareholders for the time being of the Company or any other member of the REI Group unless, in any case, the Purchaser or any other member of the REI Group knew or ought reasonably to have known that such second or subsequent act, transaction, omission or event would give rise to any such liability, claim, refusal or restriction as aforesaid and which could reasonably have been avoided;

1.5 any reference to any act, transaction, omission or event in consequence of which any liability or increased liability to any Taxation may be incurred or any claim for any Taxation may be made or any refusal or restriction of any deduction set-off loss or other relief may be suffered includes a reference to anything which under any relevant taxation statute is to be deemed to be or to be treated or regarded as being any such act transaction omission or event as aforesaid;

1.6 terms defined in the taxation statutes where the context so permits have the same meanings in this Agreement and in the Deed of Indemnity;

1.7 any reference to the number of a clause or sub-clause shall be to a clause or sub-clause in this Agreement and any reference to a Schedule or Recital shall be to a Schedule or Recital in this Agreement;

1.8 any document expressed to be "in the agreed form" means a document in a form agreed by and for the purpose of identification signed by or on behalf of the Warrantors and the Purchaser on or before the date of this Agreement;

1.9 words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate;

1.10 clause and other headings are for convenience only and shall not affect the construction hereof;

1.11 the definitions adopted in the recitals preceding this clause shall apply throughout this Agreement and the Schedules;

1.12 references to "include" or "including" shall be construed without limitation;

1.13 a reference to a balance sheet or profit and loss account shall include a reference to any note forming a part of it.

2.   SALE AND PURCHASE
     -----------------

2.1 The Vendors shall sell and the Purchaser relying on the Warranties shall purchase the Deferred Shares and the Share Warrants.

2.2 The Deferred Shares and the Share Warrants shall be sold free from any lien charge equity or encumbrance and together with all benefits and rights attaching to them at the date hereof or subsequently becoming attached to them.

2.3 Each of the Vendors waives any rights which he may have under the articles of association of the Company or otherwise to have the Deferred Shares or the Share Warrants or any of them offered to him for purchase or to have any other shares in the capital of the Company issued to him or offered to him for subscription.

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Deferred Shares or the Share Warrants unless the purchase of all the Deferred Shares and the Share Warrants is completed simultaneously.

3.   CONSIDERATION
     -------------

3.1 The consideration for the sale of the Deferred Shares and the Share Warrants (the "Consideration") shall be the payment by the Purchaser to the Vendors of the total amount, subject to Clause 3.3, of Seven Hundred and Ninety Thousand Pounds ((Pounds)790,000).

3.2 The Consideration shall be divided equally between the Vendors as stated in Part A of Schedule 1.

3.3 It is acknowledged that the Consideration is calculated on the basis of a currency exchange rate of one dollar and sixty cents ($1.60) to each one Pound ((Pounds)1.00). If the currency exchange rate on Completion has decreased so that there is less than one dollar and sixty cents ($1.60) to each one pound ((Pounds)1.00) on Completion then the Consideration shall be recalculated at the decreased exchange rate to produce a new figure (the "Recalculated Amount") and the Consideration shall be increased by an amount equal to one half (1/2) of the difference between the Consideration and the Recalculated Amount. If the currency exchange rate on Completion has increased so that there is more than one dollar and sixty cents ($1.60) to each one pound ((Pounds)1.00) there shall be no adjustment to the amount of the Consideration. For the purposes of this Clause the exchange rate shall be the median sterling dollar spot exchange rate in London for the business day immediately prior to Completion as published in the Financial Times on the Completion Date.

4.   COMPLETION
     ----------

4.1 Completion shall take place on the signing hereof at the offices of the Purchaser's Solicitors.

4.2 On or before Completion the Vendors shall procure that they are the registered proprietors of the Deferred Shares, that they are the unencumbered holders of the Share Warrants and that they are able to transfer the Deferred Shares and deliver the Share Warrants to the Purchaser or its nominees;

4.3  On Completion:

     4.3.1 The Vendors shall deliver or cause to be delivered to the Purchaser or (at the option of the Purchaser ) to its nominees:

            (a) duly executed transfers in common form in respect of the Deferred Shares in favour of the Purchaser or its nominees;

            (b) definitive share certificates in respect of the Deferred Shares and the original Share Warrants;

            (c) any powers of attorney under which any document is executed on behalf of one or more of the Vendors;

            (d) if the Purchaser or its nominees so require, any other documents necessary to substantiate the rights of the transferors of the Deferred Shares and/or the Share Warrants pursuant to this Agreement to transfer the same and to give a good title to the Deferred Shares and/or the Share Warrants and enable the Purchaser or its nominees to become the registered holder thereof;

          (e) a list of all bank accounts maintained by the Company with copies of statements of such accounts as at a date not later than the seventh business day before Completion and a reconciliation statement in relation thereto providing particulars of payments made since such date(s) other than small routine payments;

          (f) a letter from the Bank confirming that none of the charges reflected in the Debenture have crystallised as at Completion;

          (g)  the resignations described in Clause 4.3.3(a).

   4.3.2 Each of the Warrantors and the Company shall enter into a Deed of Indemnity with the Purchaser in the form set out in Schedule 3.

   4.3.3 The Purchaser and, respectively, each of Mr. Groves and Mr. Park shall enter into the Service Agreements.

   4.3.4 Mr. Groves and Mr. Park shall procure that there shall be held a meeting of the Board of the Company at which:

          (a) there shall be appointed the persons named in Part C of Schedule 1 as directors of the Company and there shall be procured the resignation without compensation of any nature (save for any accrued fees detailed therein) of the auditors to the Company by deposit of their resignation at the registered office in accordance with Section 390 of the Companies Act together with a written statement expressed to be for the purpose of Section 390(2)(a) of the Companies Act that there are no circumstances connected with their resignation which they consider should be brought to the notice of the members or creditors of the Company;

          (b) the Directors shall vote in favour of the registration of the Purchaser or its nominees as members of the Company in respect of the Deferred Shares upon the production of duly completed transfers (subject to stamping thereof);

          (c) the Director, Peter Stone shall forthwith resign from the Board of the Company tendering a resignation under seal in the agreed form acknowledging that he has no claim of whatsoever nature against the Company;

          (d) the current accounting reference period of the Company as defined by Section 224 of the Companies Act shall be shortened so as to end on 31st March 1997;

          (e) the registered office of the Company shall be changed to that of the Purchaser's Solicitors.

   4.3.5 The Purchaser shall pay the Consideration by way of telegraphic bank transfer into the client account of the Vendors' Solicitors (the receipt into which shall be a sufficient discharge therefor) on behalf of the Vendors;

   4.3.6 Mr. Groves and Mr. Park shall procure that the certificates of incorporation, minute and other statutory books registers of members and the Common Seal of the Company, all unused share certificate forms and all prints of the memoranda and articles of association thereof in the possession of the Company or of the Warrantors and all securities deeds and documents of title and insurance policies and other assets of the Company capable of delivery be delivered to the Purchaser or its nominees;

     4.3.7 Mr. Groves and Mr. Park shall procure that the Bank shall, in respect of the Company's accounts with it, honour only the signatures of such persons as shall be designated by the Purchaser and shall at or before Completion instruct the Bank accordingly;

4.4 If any of the parties hereto shall not comply with any of their respective obligations under the preceding provisions of this Clause on the date fixed for Completion the non-defaulting parties may:

     4.4.1 defer Completion with respect to some or all of the Shares to a date not more than fourteen (14) days after the said date (in which event the provisions of this sub-clause 4.4 shall apply to Completion as so deferred); or

     4.4.2 proceed to Completion so far as practicable but without prejudice to such non-defaulting parties' rights whether under this Agreement or by law; or

     4.4.3 rescind this Agreement without liability to any of the other parties.

4.5 Each of the Vendors hereby declares that so long as he remains the registered holder of any of the Deferred Shares and/or the bearer of the Share Warrants he will:

     4.5.1 stand and be possessed of the Deferred Shares and/or the Share Warrants, as appropriate, and the dividends and other distributions of profits or surplus or other assets in respect thereof and all rights arising out of or in connection therewith in trust for the Purchaser and its successors in title;

     4.5.2 at all times hereafter deal with and dispose of the Deferred Shares and/or the Share Warrants, as appropriate, and all dividends, distributions and rights as aforesaid as the Purchaser or any such successor may direct;

     4.5.3 at the request of the Purchaser or any such successor vote at all meetings which he shall be entitled to attend as the registered holder of the Deferred Shares and/or the bearer of the Share Warrants, as appropriate, in such manner as the Purchaser or any successors may direct; and

     4.5.4 if so requested by the Purchaser or any such successor, execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable or convenient to enable the Purchaser or any such successor to attend and vote at any such meeting.

4.6 Notwithstanding the completion of the sale and purchase of the Deferred Shares and Share Warrants pursuant hereto this Agreement shall remain in full force and effect with regard to the Warranties and to the obligations of each party hereto not performed or fulfilled before Completion or anything remaining to be carried out hereunder.

5.   WARRANTIES
     ----------

5.1 The Warrantors hereby jointly and severally represent warrant and undertake to the Purchaser in the terms of Schedule 2 to the intent that after Completion the same shall remain in full force as representations warranties and undertakings.

5.2 The Warranties are made and given subject to all matters fairly and clearly disclosed in the Disclosure Letter.

5.3 The rights and remedies of the Purchaser in respect of a breach of any of the Warranties will not be affected by Completion of this Agreement, by any investigation made by or on behalf of the Purchaser into the affairs of the Company, by the giving of any time or other indulgence by the Purchaser to any person, by the Purchaser rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Purchaser in writing and any such waiver or release will not prejudice or affect any remaining rights or remedies of the Purchaser.

5.4 No claim in respect of any breach of the Warranties or under the Deed of Indemnity shall be made by the Purchaser after expiry of a period of (in the case of any claim for breach of any Warranties relating to Taxation or under the Deed of Indemnity) six (6) years from Completion and (in the case of all other Warranties) two (2) years from Completion unless during the said respective periods of six (6) years and two (2) years the matter complained of shall have been notified in writing to the Warrantors giving adequate information so as to enable the Warrantors to appreciate the nature and substance of the claim and any such claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn after the expiration of six months following the expiry of the said respective periods unless proceedings in respect of it have been commenced by both being issued and served on the Warrantors.

5.5 No liability shall arise in respect of any claim for breach of the Warranties or under the Deed of Indemnity unless the loss thereby sustained (together with the aggregate amount of losses sustained arising from any other claim or claims for breach of the Warranties and/or under the Deed of Indemnity if any) shall exceed a total sum of fifteen thousand pounds ((Pounds)15,000).

5.6 The aggregate liability of the Warrantors in respect of all or any claims for breach of the Warranties and under the Deed of Indemnity shall not in any event exceed the total amount of the Consideration, and it is further agreed that the aggregate liability of the Trustees in respect of all or any such claims for breach of the Warranties and under the Deed of Indemnity shall not exceed an amount equal to that part of the Consideration received by them hereunder.

5.7 In the event that the Purchaser and/or the Company recovers any sum (whether by way of payment, discount, credit, set-off or otherwise) from any third party (including any Taxation authority) in respect of any matter for which a claim has been or could be made in respect of any breach of any of the Warranties or under the Deed of Indemnity (and whether before or after the Warrantors have made any payment in respect thereof), then the Purchaser and/or the Company shall (as the case may be) forthwith repay to the Warrantors such sum so recovered, less all reasonable costs associated with its recovery, or give credit for the same in calculating the amount of such claims, provided that any amount repaid or for which credit is given shall not exceed the amount of the claim or claims made against the Warrantors.

5.8 If the Purchaser and/or the Company shall become aware of any claim in respect of any breach of any of the Warranties or under the Deed of Indemnity, it shall promptly give written notice thereof to the Warrantors and shall (if the Warrantors shall indemnify and secure the Purchaser and/or the Company to the Purchaser's reasonable satisfaction against any liability, costs, damages or expenses which may be incurred thereby) take such action as the Warrantors may reasonably request to avoid, resist, mitigate or compromise the claim.

5.9 No claim in respect of any breach of any of the Warranties or under the Deed of Indemnity may be made:-

     5.9.1 if and to the extent that the amount in respect of which the claim is made has been caused or increased by any voluntary omission or transaction effected or entered into after the Completion Date by the Company or the Purchaser otherwise than in the ordinary course of business and which the Company or (as the case may be) the Purchaser knew or ought reasonably to have known would give rise to such claim;

     5.9.2 if and to the extent that any such claim results from or is increased by any change having retrospective effect in any legislation not in force at the date hereof;

     5.9.3 if and to the extent that such claim results from or is increased by any increase in the rates of Taxation in force at the date hereof, or any change in the law or published practice of any Taxation authority made after the date hereof with retrospective effect;

     5.9.4 if and to the extent that such claim results from or is increased by any change in accounting policy or basis of tax computation or trading of the Company effected after the Completion Date;

     5.9.5 if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company or the Purchaser after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing the making, giving or doing of which was taken into account in computing the provision or reserve for Taxation made in the Accounts or taken into account in the preparation of the Accounts, insofar as the Company or (as the case may be) the Purchaser knew or ought reasonably to have known that such failure or omission would give rise to such claim.

5.10 Without prejudice to the rights and remedies available to the related insurers, no claim in respect of any breach of any of the Warranties or under the Deed of Indemnity may be made to the extent that the amount of such claim is recoverable under any policy of insurance effected by or for the benefit of the Company or would have been so recoverable if all the policies of insurance in force immediately prior to the Completion Date had been maintained in force thereafter on a no less favourable basis without increasing the amount of any premium payable.

5.11 No claim in respect of any breach of any of the Warranties or under the Deed of Indemnity may be made to the extent that provision or reserve has been made therefor in the Accounts or has otherwise been taken into account as a liability in the preparation thereof or in respect of any matter fairly disclosed in the Accounts by way of note and the liability of the Warrantors in respect of any such claim shall be reduced by the amount by which any provision in the Accounts shall be proved by them to be an over-provision.

5.12 The amount of any claim in respect of any breach of any of the Warranties or under the Deed of Indemnity shall take into account the amount of any relief from Taxation arising by virtue of the loss or damage in respect of which the claim is made.

5.13 None of the Warranties shall be deemed to be infringed in respect of anything which falls to be done in implementing the terms of this Agreement.

5.14 No liability shall arise to the Purchaser in respect of any breach of any of the Warranties to the extent that recovery has been made in respect of the same subject matter by the Purchaser under the Deed of Indemnity, and vice-versa.

5.15 Subject to the preceding provisions of this Clause if it shall be found at any time that any matter which is the subject of the Warranties is not as warranted, represented or undertaken then if the effect is that:

      5.15.1 the Company or any asset is worth less than its value would have been at Completion had there been no such breach; or

      5.15.2 the Company has incurred any liability which it would not have incurred or any liability in excess of the liability which it would have incurred had the matter been as warranted represented or undertaken; or

     5.15.3 the Company suffers any other loss direct or indirect or cost, charge or expense directly attributable to such breach then without prejudice to all other rights and remedies available at any time to the Purchaser the Warrantors shall if the Purchaser by notice in writing so requires forthwith pay to the Purchaser an amount equal to the diminution of value of such assets as aforesaid or to the amount of such liability or excess liability as aforesaid or to such other loss, cost, charge or expense as aforesaid. Any such amount so paid by the Warrantors to the Purchaser shall be treated as paid by way of pro rata reduction of the Consideration.

6.   PROTECTION OF PURCHASER'S INTERESTS
     -----------------------------------

6.1  In this Clause 6 the following definitions apply:-

     "confidential                  shall include trade secrets and any
     information"                   formulae, processes, methods and knowledge
                                    in connection with the Company which is
                                    confidential;

     "Products"                     means all those products referred to in
                                    Schedule 7.;

     "Restricted Products"          the Products and any other products of a
                                    type which at the date hereof are
                                    manufactured distributed or sold by the
                                    Company and in relation to the manufacture,
                                    distribution or sale of which the respective
                                    Vendors have obtained confidential
                                    information;

     "Territory"                    means the United Kingdom and any other
                                    country in which the Company manufacturers,
                                    markets or sells the Products.

6.2 Since each of Mr Groves and Mr Park (who shall together be referred to in this Clause as the "Covenantors") has obtained in the course of his employment with the Company to the date hereof confidential information particularly in the field of the Products each of the Covenantors hereby agrees with the Purchaser that he will be bound by the following restrictions (each of which shall apply whether the relevant activities are carried on by such Covenantor or such Covenantor is interested or concerned in the same either solely or jointly with or as manager, adviser, consultant or agent for any other person, firm or corporation directly or indirectly, including but without prejudice to the generality thereof, as a shareholder, employee or director of a company):

     6.2.1 if the Company shall have obtained any confidential information from any third party under an agreement including restrictions on disclosure known to him he will not without the consent of the Company at any time infringe such restrictions;

     6.2.2 he will not during a period of two (2) years after the Completion Date be engaged in any business (a "competing business") which is or is about to be engaged in the manufacture, distribution or sale within the Territory of the Restricted Products in competition with the Company. This restriction shall not operate to prohibit an employment or provision of services none of the duties of which relate directly or indirectly to the manufacture, distribution or sale of the Restricted Products;

     6.2.3 he will not during the period of two (2) years after the Completion Date assist with technical advice in relation to the [Restricted Products] for any person, firm or company engaged or about to engage within the Territory in any competing business;

     6.2.4 he will not during the period of two (2) years after the Completion Date within the Territory directly or indirectly solicit in competition with the Company in relation to the Restricted Products the custom of any person, firm or company who at any time during the last two (2) years prior to the Completion Date was a customer of the Company or who at Completion was negotiating with the Company in relation to any of the Restricted Products;

     6.2.5 he will not during the period of two (2) years after the Completion Date solicit or entice or endeavour to solicit or entice away any director, manager or employee of the Company whether or not such person would commit any breach of his contract of employment by reason of leaving the service of such company;

     6.2.6 he will not during the period of two (2) years after the Completion Date employ any person who has during the last two (2) years prior to the relevant date been a director, manager, employee of or consultant to the Company and who by reason thereof is or may be likely to be in possession of any confidential information.

6.3 Nothing in this Clause shall prevent any of the Covenantors holding for investment purposes up to five per cent (5%) of any class of securities of a company which are dealt with on the London Stock Exchange or any other a recognised investment exchange.

6.4 While the restrictions in this Clause are considered by the parties to be reasonable in all the circumstances and not to work harshly on the Covenantors it is agreed that if such restrictions taken together shall be adjudged by a court of competent jurisdiction to go beyond what is reasonable in all the circumstances for the protection of the Purchaser 's interests but would be adjudged reasonable if part or parts of the wording thereof were deleted or if some modifications to the area, extent or duration of the restriction concerned were made the said restrictions shall apply with such words deleted or modification made as the case may be.

6.5 Each of the Covenantors hereby agrees that he will at the request and cost of the Purchaser enter into a direct agreement or undertaking with any other company or companies in the REI Group whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to the same products and area and for the same period as such company or companies may reasonably require for the protection of its or their legitimate business interests but so that such restrictions and provisions shall not be more extensive that those contained in this Clause 6.

7.   GENERAL PROVISIONS
     ------------------

7.1 All negotiations between the parties hereto are merged into this Agreement which, as the parties hereby acknowledge, constitutes the entire contract and agreement between them, and the Warrantors acknowledge that (save as contained herein) they have not relied on any warranty or representation by the Purchaser and the Purchaser acknowledges that it has not relied on any warranty, representation or undertaking other than the Warranties in entering into this Agreement.

7.2 This Agreement is personal to each of the parties hereto and may not be assigned in whole or in part by any of them without the prior written
              --
     consent of the other parties. Save as aforesaid this Agreement shall, where the context so permits, be binding upon and enure to the benefit of the personal representatives of or the other successors in title to the parties hereto.

7.3 Any liability to the Purchaser under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by the Purchaser (in its absolute discretion) as regards any of the Warrantors under such liability without in any way prejudicing or affecting their rights against the other of the Warrantors in respect of the same or a like liability whether joint and several or otherwise.

7.4 This Agreement may be executed in one or more counterparts which shall together form one and the same instrument.

8.   NOTICES
     -------

8.1 Any notice required to be served hereunder may be given personally or by sending the same by first class registered post or recorded delivery:

     8.1.1 in the case of the Vendors or the Warrantors to their respective addresses set out in this Agreement (or such other address as shall be notified in accordance with this Clause) with copies to the Vendors' Solicitors;

     8.1.2 in the case of the Purchaser to its principal or registered office for the time being with copies to the Purchaser 's Solicitors (quoting reference SRL)

     and any notice so given by post as aforesaid shall be deemed served forty eight (48) hours after it is posted and in proving such service it shall be sufficient to prove that the envelope containing the notice was properly addressed and posted as aforesaid.

8.2 Any notice given hereunder shall be effective as regards each of the Warrantors if served on any of the Warrantors.

9.   ANNOUNCEMENTS AND INFORMATION
     -----------------------------

     Subject as required by law any announcements or other disclosure of the terms of relating to the sale and purchase hereunder (including statements made in annual reports and accounts) shall not be made by any party hereto without the prior consent of the other parties.

10.  COSTS
     -----

     Each party shall bear their own costs, charges and expenses of and incidental to the preparation and carrying into effect of this Agreement and any document executed in connection therewith save that the Purchaser shall bear the Warrantors' reasonable legal costs in respect of the same.

11.  PROPER LAW
     ----------

     This Agreement shall be governed and construed in accordance with English Law. The parties hereto submit to the non-exclusive jurisdiction of the English Courts in respect of all suits, proceedings, claims and actions arising under or in connection with this Agreement or any other document referred to herein.

IN WITNESS whereof these presents have been executed the day and year first before written

                                   SCHEDULE 1
                                   ----------

                                Part A (Vendors)
                                ----------------

(1)                             (2)                             (3)
Name                            Number of Shares/Share          Consideration
                                Warrants held

Christopher Brian Groves        40 Deferred Shares of           (Pounds)1
                                (Pounds)1 each

Rebecca Sumner Park             40 Deferred Shares of           (Pounds)1
                                (Pounds)1 each

Wilfred Wright and              Share Warrants to bearer        (Pounds)394,999
Simone Clare Wright             representing 4,000 US
                                Dollar Ordinary Shares
                                of US $0.01 each

Christopher Brian Groves        Share Warrants to bearer        (Pounds)394,999
                                representing 4,000 US
                                Dollar Ordinary Shares
                                of US $0.01 each

                               Part B (Directors)
                               ------------------

Christopher Brian Groves       Amberley House, France Lane, Hawkesbury
                               Upton, Badminton, Gloucestershire GL9 1AS

William Stephen Park           Fox Lodge, The Green,  Biddestone, Wiltshire
                               SN14 7DG

Peter Stone                    Green Gables, Redfield Hill, Bitton, Bristol.

                         Part C (Additional Directors)
                         -----------------------------

Amrit  Das        22700 Savi Ranch, Yorba Linda, California 92887-4608

Stephen Owen      115 Kingston Road, Leatherhead, Surrey KT2 7SO

Brian Paul        22700 Savi Ranch, Yorba Linda, California 92887-4608

                          Part D (Resigning Directors)
                          ----------------------------

Peter Stone      Green Gables, Redfield Hill, Bitton, Bristol

                                   SCHEDULE 2
                                   ----------

                  Representations, Warranties and Undertakings
                  --------------------------------------------
                               by the Warrantors
                               -----------------

PART  A    GENERAL AND INTERPRETATION
      B    ACCOUNTS AND FINANCIAL POSITION
      C    TAXATION
      D    CORPORATE
      E    COMMERCIAL
      F    PROPERTIES AND OTHER ASSETS
      G    EMPLOYEES

PART A:

GENERAL AND INTERPRETATION
--------------------------

A(1) All copy documents supplied by the Warrantors or the Vendor's Solicitors to the Purchaser or the Purchaser 's Solicitors during the negotiations leading to this Agreement are true and complete copies of the originals and, in the case of copy agreements or deeds, set out the complete terms of agreement between the parties thereto in relation to the subject matter thereof.

A(2) The information set out in the Schedules and the Recitals is true and accurate.

A(3) Where the Warrantors have given a warranty representation or undertaking to the best of their "knowledge, information and belief", or "so far as they are aware" or any similar expression or have given a warranty, representation or undertaking that they have "no reason to believe" that any particular circumstance will obtain or has obtained, then save as may be otherwise specifically stated, it shall be deemed that the Warrantors have made due and careful enquiries in relation to the subject matter of such warranty, representation or undertaking for the purposes of this Agreement. A matter shall be treated as being within the knowledge or belief of the Warrantors if such matter is within the knowledge or belief collectively or individually of any one or more of the Warrantors.

PART B:

ACCOUNTS AND FINANCIAL POSITION
-------------------------------

The Accounts

B(1) The Accounts have been prepared in accordance with the requirements of the requirements of Companies Act and on a going concern basis consistent with the corresponding accounts for all accounting periods ending in the previous two (2) years ("the specified period") and in accordance with generally accepted accounting practice in the United Kingdom.

B(2) The Accounts are true complete and accurate in all respects and show a true and fair view of the state of affairs of the Company as at the Accounts Date and of its results for the accounting period ending on the Accounts Date and at that date were are not affected by any unusual, extraordinary, exceptional or non-recurring items or by any other abnormal factor rendering such results unusually better or worse than they might otherwise have been.

B(3)  The Accounts

     (a) make adequate provision and/or reserve both for all bad and doubtful debts and for depreciation and amortisation of the fixed assets of the Company having regard to their original cost and estimated useful life;

     (b) include full provision and/or reserve for all material actual undisputed liabilities of the Company (whether or not deferred) and proper provision for or notes of all contingent and disputed liabilities;

     (c) make full provision and/or reserve to cover all taxation and amounts representing taxation to or for which the Company was at the Accounts Date or at any time thereafter may have become or may hereafter become liable to be assessed or charged or to pay on or in respect of or by reference to any profits for any period ending on or before the Accounts Date or in consequence of any dividends or other distributions, loans, advances, payments or transfers of value made or any consideration given on or before the Accounts Date or in consequence of any other transaction, act, omission or event effected, done, occurring or taking place on or before the Accounts Date whether by the Company or otherwise;

     (d) make full provision and/or reserve for all material capital commitments of the Company as at the Accounts Date;

     (e) correctly set out the authorised and issued share capital of the Company as at the Accounts Date.

B(4) All of the reserves appearing in the Accounts are available for distribution.

B(5) Full provision is made in the Accounts in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts.

B(6) The Management Accounts have been prepared on a basis consistent in all material respects with the policies applied in the preparation of the Accounts and fairly reflect the state of affairs of the Company as at 31st October 1996 and its results over the period from 1st June 1996 to such date.

B(7) The Company has not factored any of its debts or engaged in financing of the type which would not require to be shown or reflected in the Accounts.

B(8) The books and records of the Company accurately present and reflect in accordance with proper recognised and accepted accounting principles and standards all material transactions entered into by the Company or to which it has been a party.

Period since the Accounts Date:
-------------------------------

B(9) Since the Accounts Date

     (a) there has been no material change in the financial position of the Company as compared with the financial position disclosed by the Accounts and all amounts received by the Company have been deposited with the Company's bankers and appear in the appropriate book of account;

     (b) the business of the Company has been carried on in the ordinary and usual course so as to maintain the same as a going concern;

     (c) the business of the Company has not been materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and the Warrantors (without having made any specific enquiry) are not aware of any facts which are likely to give rise to any such effects;

     (d) the Company has not repaid any loan capital in whole or in part nor has it by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed monies;

     (e) save for the ordinary business of the most recent Annual General Meeting of the Company held there has been no resolution of or consent by the members or any class of members of the Company;

     (f) no transaction of any importance to which the Company has been a party or other event has taken place which if it had taken place on or before the Accounts Date would have required to be disclosed or reflected in the Accounts or in the report of the Directors accompanying the Accounts;

     (g) no dividend or other distribution has been declared, paid or made by the Company;

     (h) the Company has not entered into any contract involving expenditure by it on capital account;

     (i) the Company has not made any transfer from any provision against deferred taxation to its distributable reserves.

B(10)Subject to any provision in the Accounts for bad debts or doubtful debts no part of the amounts included in the Accounts as due from debtors has been released on terms that any debtor pays less than the book value of his debt as at the Accounts Date or has been written off or has proved to any extent irrecoverable or is now regarded as irrecoverable or has been compromised upon any terms.

Loans
-----

B(11)The aggregate amount appearing in the Accounts as being outstanding in respect of loans owing by the Company was at the Accounts Date the aggregate of the sums from whatsoever source so outstanding and:

     (a) such aggregate did not and the amount now outstanding in respect of loans owing by the Company does not exceed any limitation on the Company's borrowing contained in its articles of association or in any debenture or loan stock deed or other document executed by it or, in the case of borrowings on overdraft, its overdraft facilities;

     (b) the amount unpaid of principal, interest and all other monies due under or in connection with such loans did not at the Accounts Date exceed in the aggregate the amount so appearing;

     (c) all amounts outstanding and appearing in the books of the Company as loan accounts or as due to Directors or shareholders wholly represents money or money's worth paid or transferred to the Company as the case may be or remuneration accrued due and payable for services rendered and (save for such remuneration) no part thereof has been provided directly or indirectly out of the assets of the Company;

     (d) there is no indebtedness of the Company to the Warrantors or any of them;

     (e) a statement of the bank accounts and the credit or debit balances thereon of the Company as at a date not earlier than seven days prior to Completion is contained in the Disclosure Letter and the Company does not have any other bank or deposit account (whether in credit or overdrawn) not included in such statement and since the date of such statements there have been no payments out of any such accounts except for routine payments and the present balances on such accounts are not now substantially different from the balances shown on such statements;

     (f) there are no amounts owing to the Company by the Warrantors or any of them;

     (g) that there are outstanding no options, rights to subscribe, agreements or commitments in respect of any issued or unissued loan capital of the Company and there is not, and there has been no exercise, purported exercise or claim of, any charge, lien, encumbrance or equity over any such issued or unissued loan capital.

Insolvency
----------

B(12)No receiver or administrator has at any time been appointed of the whole or part of the assets or undertaking of the Company and no voluntary arrangement (within the meaning of the Insolvency Act 1986) has been proposed or approved.

B(13)The Company is not in liquidation and no order, petition, application, proceeding, meeting or resolution has been made, presented, brought, called or passed for the purpose of liquidating the Company.

B(14)The Company is not insolvent and has not stopped payment of or become unable to pay its debts for the purposes of s.123 of the Insolvency Act 1986 and since the Accounts Date there has been no delay by the Company in the payment of any obligation due for payment.

Software and Royalties
----------------------

B(15)In the Accounts all software development costs are charged to the profit and loss account as incurred and all royalties are charged to the profit and loss account when paid.

PART C:

TAXATION
--------

C(1) Returns, Notices and Clearances
     -------------------------------

     (a) All returns, notices, documents, computations or other information or payments which are or have been required to be made by the Company for any Taxation purposes have been made within the requisite periods and are up to date and on a proper basis and none of them is, or so far as the Warrantors are aware is likely to be, the subject of any dispute with the Inland Revenue or other fiscal authority.

     (b) All particulars furnished to the Inland Revenue or other fiscal authority in connection with the application for any consent or clearance by the Company fully and accurately disclosed all facts and circumstances material to the decision by the Inland Revenue or such other authorities, any such consent or clearance is valid and effective, and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relative application for consent or clearance.

     (c) The Company has not taken any action which has had or is likely to have the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has with the Inland Revenue or other fiscal authority and full particulars of any such agreement or arrangement are set out in the Disclosure Letter.

C(2)  Penalties and Interest
      ----------------------

      (a) Neither the Company nor any director or officer of the Company has since the Accounts Date paid or become liable to pay any fine, penalty or interest charged by virtue of the TMA or any other statutory provision relating to Taxation.

      (b) The Company has never been the subject of an investigation or discovery by or involving the Inland Revenue Special Office or Enquiry Branch and there are no circumstances existing of which the Warrantors are aware which make it likely that an investigation or discovery will be made.

C(3)  Taxation Claims, Liabilities and Reliefs
      ----------------------------------------

      (a) There are set out in the Disclosure Letter, with express reference to this clause, full details of all matters relating to Taxation in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement:

           (i) to make any claim including a supplementary claim for relief under the 1970 Act or the 1988 Act or any other statutory provision in relation to Taxation;

           (ii) to make any election for one type of relief, or one basis, system or method of Taxation, as opposed to another;

           (iii)to make any appeal (including a further appeal) against an assessment to Taxation;

           (iv) to make any application for the postponement of Taxation.

      (b) The Company has not nor is it entitled to make a claim under s.24 of the TCGA (assets lost or destroyed, or whose value becomes negligible) or s.48 of the TCGA (consideration due after time of disposal).

C(4)  Capital Allowances
      ------------------

      (a) Since the Accounts Date the Company has not done nor omitted to do nor agreed to do nor permitted to be done any act as a result of which any disposal value may be required to be brought into account under s.24 CAA 1990 in respect of writing down allowances and balancing charges or as a result of which there may be any recovery of excess relief pursuant to ss.46 or 47 CAA 1990.

      (b) All plant, machinery, equipment and vehicles held by the Company on lease is and has at all times been used for a qualifying purpose in the requisite period in accordance with Chapter V of Part II of the CAA 1990.

C(5)  Deductions from Payments
      ------------------------

      (a) The Company has complied in all respects with the provisions of the following sections and all regulations made thereunder and has made and accounted for all such deductions and retentions as should have been made by virtue hereof:- ss.78-79 of the TMA and ss.119, 123, 349, 350, 555, 559 and 582 of the 1988 Act.

      (b) The Company has not received any notice under s.23 of the 1988 Act in respect of collection of tax from lessees and agents which remain outstanding.

C(6)  Acquisitions from members of the same group.
      --------------------------------------------

      (a) The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes whether pursuant toss..178 and 179 of the TCGA or otherwise.

      (b) No tax is or may become payable by the Company pursuant to s.347 of the 1988 Act or s.190 of the TCGA 1992 in respect of any chargeable gain which accrued prior to the date hereof.

C(7) Deprecatory Transactions
     ------------------------

     No allowable loss which may accrue on the disposal by the Company of any asset is likely to be reduced by reason of the provisions of ss.176 or 177 of the TCGA relating to transactions within a group and dividend stripping and no chargeable gain or allowable loss arising on a disposal by the Company is likely to be adjusted pursuant to the provisions of ss.29 and 30 of the TCGA or to fall within the provisions of s.34 of the TCGA relating to value shifting.

C(8) Carry Forward of Losses
     -----------------------

     Nothing has been done and no event or series of events has occurred or will as a result of any contract, agreement or arrangement entered into before the date hereof occur which might when taken together with the entry into or completion of this Agreement cause or contribute to the disallowance of the carry forward of losses or excess charges on income or surplus advance corporation tax under the provisions of ss.245, 245A, 393, 768 or 768A of the 1988 Act.

C(9) Sale and Leaseback of Land
     --------------------------

     The Company has not been nor will it be subject to tax by reason of any transaction which has taken place which falls within the provisions of
     s.780 of the 1988 Act.

C(10)Development Land Tax
     --------------------

     The Company has no outstanding liability nor dispute relating to development land tax nor has it elected to pay development land tax by instalments any of which remain outstanding.

C(11)Replacement of Business Assets
     ------------------------------

     (a) The Company has not purchased any asset subject to a claim under s.175 of the TCGA.

     (b) The Company has not made any claim under s.140 of the TGCA or under ss.23, 152, 153, 154 or 247 of the TCGA which would affect the amount of the chargeable gain or allowable loss which would but for such claim have arisen on a disposal of any of its assets.

C(12)Unremittable Income and Capital Gains
     -------------------------------------

     The Company has neither received nor become entitled to any income which is unremittable income within the meaning of s.584 of the 1988 Act nor any gain to which s.279 of the TCGA could apply.

C(13)Transactions at Arm's Length
     ----------------------------

     (a) No transactions or arrangements involving the Company have taken place or are in existence in circumstances where the provisions of s.770 of the 1988 Act have been or may be applied and so far as the Warrantors are aware the Inland Revenue or its equivalent in other countries have not investigated any transactions or arrangements involving the Company with a view to applying s.770 of the 1988 Act or equivalent legislation in other countries and the Warrantors have no reason to believe that such an investigation will be started in respect of any arrangements in existence at present.

     (b) The Company does not own nor has it agreed to acquire any asset nor has it received or agreed to receive any service or facilities (including without limitation the benefit of licenses or agreements) the consideration for the acquisition or provision of which was or will be in excess of market value or otherwise than on an arm's length basis.

     (c) The Company has not agreed to dispose of any asset nor has it provided or agreed to provide any services or facilities the consideration for the disposal or provision of which will be less than its market value or otherwise than on an arms length basis.

     (d) The Company has not disposed of or acquired any asset in circumstances that the provisions of s.17 of the TCGA did or would apply.

C(14)  Recovery of Tax from Shareholders
       ---------------------------------

       The Company has not received any capital distributions to which the provisions of s.346 of the 1988 Act could apply.

C(15)  Gifts
       -----

       The Company has not received any assets by way of gift as mentioned in
       s.282 of the TCGA.

C(16)  Stock dividends
       ---------------

       The Company has not issued any share capital to which the provisions of
       s.249 of the 1988 Act in relation to stock dividends could apply nor does the Company own any such share capital.

C(17)  Anti-avoidance provisions
       -------------------------

       (a) The Company has not been engaged in or been a party to any transaction or series of transactions or scheme or arrangement of which the main purpose or one of the main purposes was or could be said to be the avoidance of or a reduction in the liability to Taxation and, without prejudice to the generality of the foregoing, the Company has not been a party to or otherwise involved in any transaction to which any of the following provisions could apply:-

            the 1988 Act: s.37, 56, 116, 240(11), 395, 399, 410, 729, 731-737,
            774, 779, 781 and 786 CAA 1990 ss.75 & 159 (4) (5) and (6).

       (b) The Company has not been a party to or otherwise involved in any transaction to which any of the following provisions have been or could be applied other than transactions in respect of which all necessary clearances or consents have been obtained:-

            the 1988 Act:  ss.703-709, 765 and 776
            the TCGA: ss.135-139

C(18)  Close companies
       ---------------

       (a) No apportionments of income of the Company are liable to be made pursuant to ss.423 to 430 (inclusive) and Schedule 19 to the 1988 Act for any accounting period of the Company beginning before 1st April 1989.

     (b) The Company has at all times up to the date hereof been a 'trading company' or a 'member of a trading group' as defined in paragraph 7
          Schedule 19 to the 1988 Act.

     (c) No distribution within s.418 of the 1988 Act has been made by the Company.

     (d) The Company has not made any loan or advance which falls with ss.419 or 422 of the 1988 Act nor has the Company released or written off or agreed to release or write off the whole or any part of such loan or advance.

     (e)  The Company has made no transfers of value within s.94 of the IHTA.

     (f) The Company is not and has never been a close-investment holding company within the meaning of s.13A of the 1988 Act.

C(19)The Company has at no time surrendered or claimed or agreed to surrender or claim any amount of ACT under the provisions of s.240 of the 1988 Act and has never made or received or agreed to make or receive a payment in respect of the surrender of the benefit of an amount of ACT within the meaning of s.240(8) of the 1988 Act.

C(20)Demergers and Purchase of Own Shares
     ------------------------------------

     (a) The Company has never been engaged in or a party to any of the transactions set out in ss.213 - 218 of the 1988 Act nor has it made or received a chargeable payment as defined therein.

     (b) The Company has not redeemed, repaid or repurchased nor agreed to redeem, repay or purchase any of its own shares.

C(21)Base Values and Costs of Acquisition
     ------------------------------------

     (a) On the assumption that there was a disposal or deemed disposal (whether or not that be the case), such disposal or deemed disposal at Completion of any asset held by the Company otherwise than as trading stock or any interest in land (however held) for a consideration equal to the book value of that asset in the Accounts would not give rise to any liability to Taxation (irrespective of any deduction or set-off of any loss, allowance or other relief that has arisen or may arise or may be or become available to diminish, reduce or extinguish such a liability in respect of any such asset or interest in land).

     (b) The Company has not since the Accounts Date engaged in any transaction in respect of which there may be substituted for the purposes of Taxation a different consideration for the actual consideration given or received by the Company.

     (c) No asset owned by the Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within the meaning of s.44 of the TCGA.

     (d) No assets held by the Company have been the subject of a claim under the provisions of s.165 of the TCGA.

C(22)Allowable Capital Losses
     ------------------------

     (a) No disposal by the Company giving rise to a chargeable gain has taken place since the Accounts Date nor will such a disposal take place by virtue of any condition in a contract for a disposal entered into before Completion becoming satisfied or fulfilled at any time.

     (b) The Company has not incurred a capital loss to which the provisions of s.18(3) of the TCGA are applicable.

C(23)Payments
     --------

     No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an obligation to pay in the future are wholly or partially disallowable as deductions or charges in computing profits for the purposes of taxation.

C(24)Deductions Employee Benefits
     ----------------------------

     The Company has not made or provided or agreed to make or provide any payment or benefit to or for any person who is has been or is anticipated to become an officer or employee of the Company or a dependent of any such persons which is not allowable as a deduction in computing for tax purposes the profits of the Company.

C(25)Inheritance Tax
     ---------------

     (a) No transfer of value as defined in s.3 IHTA has at any time been made by the Company.

     (b) There is not now in existence any circumstance whereby any such power as is mentioned in s.212 IHTA could be exercised in relation to any shares, securities or other assets of the Company or could be exercised but for s.204(6) IHTA.

     (c) There is no outstanding Inland Revenue charge for unpaid inheritance tax (as provided by ss.237 and 238 IHTA) over any asset of the Company or over any shares in the capital of the Company.

C(26)Foreign Loan Interest
     ---------------------

     The Company has not since 31st March 1982 received any foreign loan interest on which double taxation relief would or may be restricted under
     s.798 of the 1988 Act.

C(27)Chargeable Gains
     ----------------

     (a) The Company is not owed any debt upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains could arise.

     (b) No asset owned by the Company has been the subject of a deemed disposal under Schedule 2 to the TCGA so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straight line growth.

     (c) The Company has not acquired benefits under any policy of assurance or contract for a deferred annuity on the life of any person other than as original beneficial owner.

     (d) The Company has not claimed and is not entitled to claim under s.253 of the TCGA that an allowable loss has accrued in respect of any loan made by it.

C(28)Business Expansion Scheme
     -------------------------

     The Company has not issued any certificate under s.306 of the 1988 Act relative to the Business Expansion Scheme.

C(29)Stamp Duty and Capital Duty
     ---------------------------

     (a) All documents in existence in the enforcement of which the Company is or was or may be or become interested have been duly stamped or adequate provision and/or reserve has been made therefor (including any penalty which may be payable in respect thereof) in the Accounts.

     (b) Within the period of five years ending on the date of this Agreement no relief or exemption has been claimed from stamp duty under s.42 of the FA 1930 and no relief or exemption from stamp duty as aforesaid has at any time been claimed which has become liable to forfeiture.

C(30)VAT
     ---

     (a) The Company is a registered and taxable person for the purposes of the VAT legislation (which for the purposes of this paragraph means the VATA and all orders, rules, regulations, notices, provisions, directions or conditions made laid down given or imposed thereunder) and the Company:

          (i) maintains complete, correct and up-to-date records appropriate or requisite for the purposes of the VAT legislation;

          (ii) has not at any time been treated as a member of a group for such purposes and no application for it to be so treated has at any time been made;

          (iii) is not partially exempt;

          (iv)  has complied in all material respects with the VAT legislation;

          (v) is not and will not be in arrears with any payments or returns of or in respect of VAT due in relation to the supply by the Company of goods or services prior to the date hereof or liable to any abnormal or non-routine payment of VAT in relation to any such supplies or any forfeiture or penalty or to the operation of any penal provision in relation to any such VAT;

          (vi) has not been required by the Commissioners of Customs and Excise to give security;

          (vii) is not and will not become liable for VAT by virtue of s.47 of the VATA; and

          (viii)has not carried out or been involved in any act or transaction in consequence whereof the Company is or may be held liable for any VAT calculated by reference to the supply of goods or services by any other person.

     (b) The Disclosure Letter contains full particulars of any claim for bad debt relief made or which may be made by the Company under s.36 of the VATA.

     (c) No document has left the possession of the Company which if improperly used by a third party could lead to a liability on the Company to pay VAT under Paragraph 5 of Schedule 11 to the VATA.

     (d) The Company has not, during the period of twelve or twenty-four months respectively preceding today's date, received a surcharge liability notice under s.59 of the VATA or a penalty liability notice under s.69 of the VATA.

C(31)  Residence
       ---------

       The Company is and has always been resident only in the United Kingdom.

C(32)  Social Security
       ---------------

     The Company has not provided any remuneration to directors or employees of the Company in any form which did not give rise to employer's national insurance contributions on that remuneration by virtue of the Social Security Regulations.

CORPORATE
---------

Share Capital
-------------

D(1) The Company has not since the Accounts Date issued or created or agreed to issue or create any shares or given or agreed to give any option to subscribe for any shares not issued or agreed to issue or give any option in respect of any debentures or other securities.

D(2) The Deferred Shares and the US Dollar Ordinary Shares of US $0.01 each represented by the Share Warrants constitute the entire issued share capital of the Company and upon Completion the Deferred Shares and the Share Warrants will be transferred or delivered, as the case may be, free from all options, charges, liens, encumbrances or other form of security or encumbrance on, over or affecting the same and (except as herein otherwise provided) together with all rights attaching thereto as at the date hereof and (each of the Vendors having hereby waived any such right which he may have) no person has any right to call for the issue of any shares of the Company and there are no options or other agreements under which the Company may have to issue any shares.

D(3) The Company has not at any time:

     (i) repaid or agreed to repay or redeemed any shares of any class of its share capital or otherwise reduced or agreed to redeem purchase cancel or reduce its issued share capital or any class thereof;

     (ii) capitalised or agreed to capitalise, in the form of shares or debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

Books and Records
-----------------

D(4) All returns notices particulars resolutions and other documents required to be delivered or returned by the Company to the Registrar of Companies have been duly delivered or returned by the Company and have been correctly and properly prepared and filed.

D(5) The statutory books and minute books of the Company have been properly written up and the Company has not received any application or request for rectification of its register of members.

Compliance
----------

D(6)  (a)  The Company is empowered and duly qualified to carry on business in all jurisdictions in which its present businesses are now carried on.

      (b) Compliance has been made by the Company with all legal requirements concerning its memorandum and articles of association of and all resolutions passed by the Company and all issues and proposed issues of shares debentures or other securities thereof and all payments of dividends and interest.

Directors
---------

D(7) The Company does not have a shadow director (within the meaning of s.741 Companies Act 1985) who is not treated as a Director for all the purposes of the Companies Act.

Subsidiaries
------------

D(8) The Company never has had and does not have at the date hereof any subsidiary and is not and never has been a subsidiary company.

D(9) The Company does not own or have registered in its name and has not agreed to acquire shares in the capital or other securities in any company.

PART E:

COMMERCIAL
----------

Trading Obligations
-------------------

E(1) To the best of the knowledge, information and belief of the Warrantors the Company has observed and performed all the material terms and conditions on its part to be observed and performed under any trading contracts, bills of exchange and other material contractual obligations.

E(2) The Company will not hereafter be required to undertake any work or supply any goods or services (otherwise than at full market value) following the delivery of goods or provision of services by the Company under a contract entered into prior to the date hereof save for the provision of normal after sales service.

Existing suppliers, customers and approvals
-------------------------------------------

E(3) None of the Warrantors has any reason to believe (but without having made any specific enquiry) that after the date hereof as a result of the proposed acquisition of the Company by the Purchaser:

     (a) any supplier of the Company will cease supplying the Company or may substantially reduce its supplies to the Company; or

     (b) any customer of the Company will terminate any contract with the Company or cease or materially reduce its business with it; or

     (c) any of the licences, consents or approvals currently granted to the Company required in connection with the carrying on of its business in the manner in which it has been carried on at any time during the two years prior to the date hereof will be withdrawn.

E(4) The Company has not received any material complaint from any of its customers (being a complaint which has not to the best of the Warrantors' knowledge information and belief been remedied to the satisfaction of the relevant customer) as to any goods or services provided or agreed to be provided by the Company and the Company is not presently in dispute with any of its suppliers as to any goods or services supplied or agreed to be supplied by any such supplier or as to any payment due or to become due from the Company.

Tenders, etc
------------

E(5) No offer tender or the like given or made by the Company and still outstanding is capable of giving rise to a contract merely by any unilateral act or omission of a third party.

Transactions not in ordinary course of business
-----------------------------------------------

E(6) The Company has not since the Accounts Date entered into any long term or abnormal contract or undertaken any obligations whatsoever except such as are usual and necessary in the ordinary and proper course of its business and there are no subsisting contracts for the purchase of land by the

      Company or for the sale of land at a price substantially lower than market value at the dates such contracts were made.

E(7) The Company is not a party to any long term unusual or onerous contract or any contract not made in the ordinary course of business or obligations, practices agreements or arrangements outstanding of a nature or magnitude calling for special attention or which restrict the Company's freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit or of a nature contravening the provisions of or requiring registration under the Restrictive Trade Practices Acts, the Resale Prices Act 1976, the Fair Trading Act 1973, the Monopolies and Mergers Acts, Articles 85 or 86 of the Treaty of Rome or any European Community legislation or any provision of the Treaty of Rome or other anti-trust anti-monopoly or anti-cartel legislation.

E(8) The Company has not entered into any contract or commitment which is either now outstanding or has been fulfilled since the Accounts Date to which any of the Warrantors or his spouse, children or parents or any of them or any associated company is a party or in which any such persons or such company is beneficially interested and for this purpose the term "associated company" shall mean any company or firm of which any of the Warrantors his spouse, children or parents or any of them is a director partner shareholder or member of any subsidiary of such company.

E(9) The Company has not at the date hereof any outstanding contracts or engagements, guarantees, undertakings or liabilities (including contingent and unliquidated liabilities) other than liabilities implied by statute or specifically disclosed in or taken into account in the preparation of the Accounts or incurred in the ordinary and proper course of its day to day trading since the Accounts Date.

Name
----

E(10) The Company does not use on its letterhead books or vehicles or otherwise carry on its business under any name other than its corporate name.

Litigation
----------

E(11) The Company is not engaged whether as plaintiff or defendant or otherwise in any litigation (save for debt collection in the ordinary course of business) or criminal or arbitration proceedings or any proceedings before any tribunal and no such proceedings and no prosecutions are pending or threatened (by or, so far as the Warrantors are aware, against the Company) and there are no circumstances, so far as the Warrantors are aware (but without having made specific enquiry), likely to lead thereto and that there are no circumstances that are likely, so far as the Warrantors are aware, to give rise to proceedings of any character against any Director or employee or ex-Director or ex-employee of the Company in respect of any acts or defaults for which the Company might be vicariously liable. In particular, but without prejudice, to the generality of the foregoing the Company is not liable to make any redundancy payment to any person whether under the Employment Protection (Consolidation) Act 1978 or otherwise and the Company has complied as respects all its employees with the Employment Protection (Consolidation) Act 1978 and the Sex Discrimination Act 1975 and the Race Relations Act 1976.

E(12) There are no unsatisfied judgments or Court Orders against the Company.

No breach of statute etc.
-------------------------

E(13) The Company has not knowingly done or omitted to do any material act or thing in contravention or breach of any of the following:

      (a)  the Exchange Control Act 1947 or the Restrictive Trade Practices
Acts;

      (b)  the Companies Acts;

      (c)  s.765 of the 1988 Act (migration, etc. of companies);

      (d)  the Health and Safety at Work Act (etc.) 1974.

E(14) No loan made by the Company has been made in breach of the Consumer
      Credit Act 1974.

Associations etc.
-----------------

E(15) The Company is not:

      (a) a member of any unincorporated association (other than recognised trade associations);

      (b) a party to any joint venture, consortium or any partnership and does not have a branch outside England or any permanent establishment or any substantial assets outside the United Kingdom.

No power of attorney
--------------------

E(16) No power of attorney or any other authority (express, implied or ostensible) has been granted by the Company or the Directors in relation to the Company's affairs which is effective or in force at any time after the date hereof (other than authority of Directors or employees of the Company to enter into routine trading contracts in the normal course of their duties).

Licences
--------

E(17) All licences, consents and other permissions and approvals necessary for the carrying on of the Company's business and activities have been duly obtained from any person, authority or body necessary on a permanent and unconditional basis and are in full force and effect and any reports, returns and other information required to be made or given in respect thereof have been duly made or given and the Company is not restricted by contract from carrying on any activity in any part of the world.

Computers
---------

E(18) There has been no breach of any service or maintenance contract relevant to any electronic, magnetic, mechanical or photographic process or equipment containing any records systems, controls, data or information concerning the Company whereby any person or body providing services or maintenance thereunder may have the right to terminate such service or maintenance contract.

Finder's fee, etc.
------------------

E(19) No person, firm or corporation is entitled to receive from the Company any vendor's fee, finder's fee or brokerage or other commission in connection with the purchase of the Deferred Shares or the Share Warrants or other shares in the Company.

Grants
------

E(20) The Company has not done or omitted to do or permitted or suffered to be done anything (including entering into this Agreement) that could result in any grant subsidy or financial assistance provided by any government or quasi-government department or agency or any local or other authority whether under any of the Industrial Acts or Industrial Development Acts or as a Regional Development Grant or Temporary Employment Subsidy or otherwise becoming repayable (whether in whole or in part) or being reduced.

Environmental Legislation
-------------------------

E(21) To the best of the Warrantors' knowledge (without having made any specific enquiry) information and belief the Company has complied in all material respects with all applicable legislation (including regulations, codes of practice, circulars and guidance notes made thereunder) relating to environmental matters, including (but without limitation):

      (i)   waste
      (ii)  contaminated land
      (iii) discharges to land to ground and surface water and to sewers
      (iv)  emissions to air
      (v)   noise
      (vi)  dangerous hazardous or toxic substances or materials
      (vii) nuisance

      ("Environmental Legislation")

E(22) The Warrantors (without having made any specific enquiry) are not aware of any circumstances as a result of which a liability on the part of the Company in respect of Environmental Legislation is likely to arise.

PART F:

PROPERTY AND OTHER ASSETS
-------------------------

The Property
------------

F(1) The Property comprises all the land and buildings owned by the Company or used or occupied by it or in which it has any other interest.

F(2) The Company has a good and marketable title to the Property and has in its possession or under its control all relevant deeds and documents relative thereto.

F(3) The Property may lawfully be used for the purposes for which it is currently used by the Company and, as far as the Warrantors are aware, is not subject to any unusual or exceptionally onerous term, covenant, condition, restriction, right or obligation relating to the use thereof.

F(4) The Company has in respect of the Property complied in all material respects (as to buildings and use) with the Town and Country Planning Acts and bye-laws and regulations affecting the same and with all applicable statutory and bye-law requirements as to fire precautions and public health and has complied with all conditions and requirements of all planning permissions granted in respect of the Property of which the Warrantors are aware and no notice of any breach of any such Acts, bye-laws, regulations, requirements and planning permission or of any legislation in respect of town and country planning has been received by the Company.

F(5)(A)In relation to the Property:-

       (a) all covenants conditions and agreements contained in the lease of the Property referred to in Schedule 4 (whether on the part of the landlord or the tenant) have been substantially complied with and there has been no complaint by the landlord or the tenant of breach of covenant;

       (b) no rent reviews are or should be currently under review pursuant to the provisions of the said lease and there are no current notices given by the landlord or the tenant relating to a review in the future.

F(5)(B)The Company is not actually or contingently liable as an original contracting party to or guarantor of any party to or otherwise contractually liable in respect of any agreement lease underlease tenancy conveyance transfer licence or any other deed or document whatsoever relating to real property or to any estate or interest therein other than the lease of the Property referred to in Schedule 4.

Other Assets
------------

F(6)   (a)  All fixed and loose plant machinery equipment furniture fittings and vehicles used by the Company were at the Accounts Date the absolute property of the Company and the Company has no mortgages pledges charges liens debentures or other encumbrances secured over any of its assets and the Company is not under any obligation to create any mortgage pledge charge lien debenture or other encumbrance thereover.

       (b) The Company has not purchased any of its assets or any goods or chattels on terms under which the supplier thereof has sought to retain title thereto until payment by the Company therefor or for other goods or until satisfaction of any other conditions where such payment or any part thereof remains outstanding or such conditions remain unsatisfied in whole or in part.

F(7) Since the Accounts Date the assets of the Company have not been materially diminished by the negligent reckless wrongful or fraudulent act of any person.

F(8) The Company's plant, machinery and equipment (including fixed plant and machinery and equipment) and all vehicles and office furniture and equipment is in reasonable repair and condition (fair wear and tear excepted) and in satisfactory working order and none of it is surplus to the Company's requirements.

F(9) All maintenance contracts are in full force and effect in respect of all assets of the Company:

       (a) which it is normal or prudent to have maintained by outside specialist contractors; and

      (b) which the Company is obligated to maintain or repair under any leasing or like agreement.

F(10) All fixed and loose plant, machinery, equipment and vehicles owned or used by the Company are safe and adequate for the purpose for which they are used.

F(11) Save for disposals in the ordinary and proper course of business the Company has not since the Accounts Date parted with the ownership possession or control of or otherwise ceased to retain any of its assets or any interest therein.

Intellectual Property
---------------------

F(12)(a) Schedule 5 sets out complete and accurate particulars of all Intellectual Property Rights insofar as they relate to the Company's products owned or apparently owned in whole or in part by the Company or used or required by the Company in the course of or for the purposes of the Company's business and are in full force and effect and wholly and absolutely vested in and legally and beneficially owned by the Company.

     (b) No licence or other rights has or have been granted or agreed or are obliged to be granted to any person in respect of any Intellectual Property Rights and the Company is not obliged to provide know-how or secret information to any person.

     (c) The Intellectual Property Rights may be held and used by the Company free from and clear of any restrictions or encumbrances and without licence or consent from any person or any payment by the Company.

     (d) The processes now or at any time heretofore employed and the products now or at any time heretofore manufactured by the Company do not, or (as the case may be) at the time of being employed or dealt in did not infringe any patents, trade marks, copyrights, industrial designs or other Industrial Property Rights.

     (e) The Warrantors believe that the Company is the sole beneficial owner of the products (if any) which it has developed pursuant to the following agreements. The Warrantors are not aware of any claims by any of the parties to the following agreements that they either own or have the right to use any of the Intellectual Property Rights in respect of the Products which the Company has so developed or any other products of the Company:

          (i) Collaboration Agreement dated 20th June 1994 between the Company and the other thirteen (13) parties thereto;

          (ii) Software Agreement dated 21st November 1991 between Le Centre Technique Industriel de la Construction Metallique, the Company and the Steel Construction Institute ("SCI") (as amended);

          (iii)Heads of Agreement dated 1st June 1996 by and between the Company and the other six participants thereto;

          (iv) Letter Agreement between the Company and SCI dated 9th January 1991, and

F(13) The Company does not employ or require to employ in relation to its business and has not heretofore so employed any know-how which either infringed or infringes or is likely to infringe rights of third parties or which has been disclosed to it by third parties under licence or other restrictions.

Insurance
---------

F(14) Details of all insurances effected by the Company are contained in the Disclosure Letter and such insurances are now in force under existing valid policies.

F(15) All premiums due on the said policies have been paid all the other conditions of the said policies have been performed and observed and nothing has been done or has been omitted to be done whereby any of the said policies has or may become void or voidable.

F(16) The said policies together with the receipts for the latest premiums payable in respect thereof are in the possession of the Company.

F(17) No claim is outstanding either by the insurer or the insured under any of the said policies and no claim against the Company by any third party is outstanding in respect of any risk covered by any of the policies or by any policy previously held.

F(18) None of the insurances will be rendered void or voidable as a result of this Agreement or Completion.]

F(19) The Warrantors are not aware of any circumstances which would or might entitle the Company to make a claim under any of the said policies or which would or might be required under any of the said policies to be notified to the insurers.

Notices
-------

F(20) There are no outstanding notices served on the Company in respect of any of its assets including the Property or in respect of its Intellectual Property Rights.

PART G:

EMPLOYEES
---------

Staff
-----

G(1) The Warrantors have supplied the Purchaser with full and accurate particulars of all of the Company's employees (which expression in this paragraph shall include officers and Directors) and of the terms of their employment or engagement (whether or not the same are reduced to writing) and true copies of all contracts of employment and service contracts between such employees and the Company and of all written statements of terms of employment given by the Company to such employees and particulars of all remuneration fees and expenses payable to each employee and the Warrantors have made and will hereafter on request make available for inspection by the Purchaser all the Company's personnel files relating to the terms of employment of such employees.

G(2) The Company has not paid or agreed to pay any remuneration (including bonuses) or other emoluments to any Director or other officer or any employee other than such as was or will be allowable as a deduction in computing the profits of the Company for the purposes of corporation tax.

G(3) The Company has operated the PAYE system and accounted to the Inland Revenue for all tax due from it in respect of emoluments taxable under PAYE pursuant to s.203 of the 1988 Act and made all deductions and payments required to be made in respect of National Insurance contributions (including employer's contributions).

G(4) The records kept and the returns lodged by the Company in relation to PAYE and in relation to Statutory Sick Pay are correct and up to date.

G(5) The Company has not appointed any consultants whose consultancy arrangements with the Company are current.

G(6) No employee is under notice of dismissal or has given notice to leave the Company's employment.

G(7) No amounts are due to employees as arrears of salary, wages, holiday pay or other remuneration.

G(8) No employee of the Company is assigned or employed wholly or mainly outside the United Kingdom.

G(9) No Director, officer or employee or ex-Director, ex-officer or ex-employee of the Company has made or intimated any claim against the Company for compensation for loss of office or arising out of the termination of his office or employment or otherwise howsoever or is entitled to make any such claim.

Pensions, etc
-------------

G(10) Schedule 6 sets out complete and accurate particulars of all pension schemes operated by the Company.

G(11) The Warrantors have supplied the Purchaser with full and complete particulars of all pension schemes or other pension arrangements in operation by or in relation to the Company and the Company does not contribute to any other schemes which will provide its Directors officers or employees or their respective dependents with pensions annuities or lump sum payments upon retirement or earlier death or otherwise.

G(12) There are no schemes in operation by or in relation to the Company whereunder any employee of the Company or any other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover profits or sales of the Company.

G(13) Since the Accounts Date no change has been made in the rate of remuneration ore emoluments or pension benefits of any Director, officer, ex-Director or senior executive of the Company (a senior executive being a person in receipt of remuneration in excess of (Pounds)25,000 per annum) and no change has been made in the terms of engagement of any Director officer or senior executive of the Company and no additional Directors have been appointed.

G(14) No monies other than in respect of remuneration or emoluments for
                                                                    ---
      employment are payable to or for the benefit of any Director officer or senior executive of the Company.

G(15) No ex-gratia pensions or similar payments are made by the Company.

Labour Relations
----------------

G(16) (a)  For the period of three years up to and including the date hereof there has not been any industrial action or labour dispute affecting the Company and to the best of the knowledge information and belief of the Warrantors there is no trade dispute within the meaning of the Trade Union and Labour Relations Act 1974 nor any other facts or circumstances which might give rise to such industrial action or dispute.

      (b) The Company is not a party to any collective agreement or union membership agreement as defined in the Trade Union and Labour Relations Act 1974 nor is the Company party to an agreed procedure relating to redundancy as defined in the Employment Protection (Consolidation) Act 1978 or proceedings before any court or tribunal under or by virtue of the provisions of that Act and to the best of the knowledge information and belief of the Warrantors there are no facts or circumstances or events which might give rise to the Company becoming a party to such agreement or becoming involved in any such dispute or proceedings.

                                   SCHEDULE 3
                                   ----------
           (Form of Deed of Indemnity referred to in Clause [4.3.2)]
           ---------------------------------------------------------

THIS DEED OF INDEMNITY made the 3rd day of December 1996

BETWEEN:

(1) WILFRED WRIGHT and SIMONE CLARE WRIGHT both of Booilushag House, Isle of Man as trustees of the Rebecca Sumner Park Trust (hereinafter called the "Trustees";

(2) CHRISTOPHER BRIAN GROVES of Amberley House, France Lane, Hawkesbury Upton, Badminton, Gloucestershire GL9 1AS (hereinafter called "Mr. Groves");

(3) WILLIAM STEPHEN PARK of Fox Lodge, The Green, Biddestone, Wiltshire SN14 7DG (hereinafter called "Mr Park");

(4) QSE (BRISTOL) LIMITED a company incorporated and existing under the laws of England (registered no. 2168740) whose registered office is at Broad Street, Chipping Sodbury, Bristol BS17 6AD (hereinafter called "the Company");

(5) RESEARCH ENGINEERS (EUROPE) LIMITED a company incorporated and existing under the laws of England (registered no. 2335650) whose registered office is at 115 Kingston Road, Leatherhead, Surrey KT2 7SO (hereinafter called the "Purchaser")

     WHEREAS this Deed is entered into pursuant to the provisions of an Agreement of even date herewith and made between (1) the Trustees (2) Mr. Groves (3) Mr. Park (4) Rebecca Sumner Park and (5) the Purchaser whereby the Purchaser has agreed to acquire the entire issued share capital of the Company (hereinafter called "the Agreement").

NOW THIS DEED WITNESSETH as follows:-

DEFINITIONS AND INTERPRETATION
------------------------------

1.   In this Deed:

     1.1 Terms and expressions defined in the Agreement shall, unless inconsistent with the provisions hereof, have the same meaning whenever used herein.

     1.2  The following expressions bear the following meanings:-

     "Covenantors"    means the Trustees, Mr. Groves and Mr. Park;

     "Claim" includes any notice, demand, assessment, letter or other document issued or action taken by the Inland Revenue or any other statutory, governmental, state, provincial or local governmental authority, body or official whatsoever
                      (whether of the United Kingdom or elsewhere in the world) indicating that the Purchaser or the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of or denied any relief, allowance, credit or repayment;

     "Profits"        include income, profits or gains (including capital gains)
                      and all references to profits earned, accrued or received
                      include profits deemed to have been treated as earned,
                      accrued or received for Taxation purposes;


     "Transaction"    includes any transaction, act, event or omission of
                      whatever nature.

     1.3 Clause headings are used for ease of reference only and shall not affect the construction hereof.

INDEMNITY
---------

2.1 Subject as hereinafter provided, the Covenantors hereby jointly and severally agree and covenant with the Purchaser to indemnify and keep indemnified the Purchaser:-

     2.1.1  against any depletion or reduction or diminution in the value of the
                                                                             ---
            Company's assets or increase in the Company's liabilities occurring as a result or in consequence of any Claim for Taxation which has been made or may hereafter be made:-

            (a) in respect of or arising from any Transaction effected or deemed to have been effected on or before Completion; or

            (b) by reference to any Profits earned accrued or received on or before Completion; and

     2.1.2 without prejudice to the generality of the foregoing against any such depletion, reduction or increase as aforesaid as a result of any inheritance tax which:-

            (a) is at Completion a charge on any of the shares or assets of the Company or gives rise to a power to sell mortgage or charge any of the shares or assets of the Company; or

            (b) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company being a liability in respect of inheritance tax payable as a result of the death of any person within seven (7) years after a transfer of value if a charge on or power to sell mortgage or charge any such shares or assets existed at Completion or would (if the death had occurred immediately before Completion and the inheritance tax payable on such a transfer had not already been paid) have existed at Completion; and

     2.1.3 against all costs and expenses reasonably incurred or payable by the Purchaser and/or the Company in connection with or as a consequence of any matter for which a successful claim is made by the Purchaser under this Deed.

2.2 In determining for the purposes of this Deed whether a charge on or power to sell mortgage or charge any of the shares or assets of the Company exists at any time the fact that any tax is not yet payable or may be paid by instalments shall be disregarded and such tax shall be treated as becoming due and a charge or power to sell, mortgage or charge as arising on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises and the provisions of s.213 of the Inheritance Act 1984 shall not apply thereto.

2.3 Where as a result of a Claim the Company suffers a loss of or reduction in the amount of any relief, allowance or credit or has a right to the repayment of Taxation nullified or cancelled or set off against a Taxation liability in whole or in part which in any of such cases but for such Claim would have been available then the Company shall be treated as having incurred a corresponding depletion in or reduction in the value of its assets equal to the amount of Taxation (assuming Taxation to be otherwise payable and utilising rates of Taxation current at the date of such loss, reduction or set off) which use of the relevant relief, allowance or credit would have saved or to the amount of the repayment as appropriate as a result of a Claim for Taxation made in circumstances falling within clause 2.1.1.

3.1  The indemnity in Clause 2.1 shall not apply to any liability or claim:-

     3.1.1 arising out the Company carrying on its trade or business in the ordinary course since the Accounts Date;

     3.1.2 to the extent that such liability or claim would not have arisen but for a cessation of trading or a change in the nature or conduct of trade by the Company after Completion;

     3.1.3 to the extent that such liability or claim arises solely as a result of the Purchaser's or the Company's failure to notify the Covenantors of a claim under this Deed and/or after due warning to act in accordance with the reasonable instructions of the Covenantors in the conduct of any action or other matter (as referred to in Clause 5 hereof) in respect of any such liability or claim provided that the Covenantors shall have indemnified and secured the Purchaser and the Company to their reasonable satisfaction against any losses, costs, damages and expenses which may thereby be incurred as referred to in Clause 5;

     3.1.4 to the extent that recovery has been made by the Purchaser under the Warranties in respect of the same liability or claim;

     3.1.5 to the extent that such liability or claim is excluded or limited pursuant to the provisions of Clauses 5.4 to 5.14 (inclusive) of the Agreement which provisions (substituting reference to the Warrantors with reference to the Covenantors) are hereby deemed to be incorporated in this Deed as if the same were set out in extenso herein.

3.2 Any payment made by the Covenantors in whole or partial satisfaction of a claim hereunder shall be treated as a pro rata reduction of the Consideration.

4. In the event that the Inland Revenue seek to charge to tax any sum paid to the Purchaser or the Company hereunder as a result of the indemnity or other obligations contained herein then the amount so payable shall be grossed up by such amount as will ensure that after payment of the tax so charged there shall be left a sum equal to the amount that would otherwise be payable under such indemnity or obligation.

HANDLING OF CLAIMS
------------------

5. In the event of the Purchaser or the Company becoming aware of any Claim which could give rise to a liability under this Deed, the Purchaser shall procure that notice thereof is given to the Covenantors concerned in manner hereinafter provided as soon as reasonably possible and as regards any such Claim the Purchaser shall or shall procure that the Company shall at the request of the Covenantors concerned take such action and give such information and assistance as they may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Claim and any adjudication in respect thereof but subject to the Purchaser and the Company being indemnified and secured to their reasonable satisfaction by the Covenantors against all losses (including additional Taxation), costs, damages and expenses which may thereby be incurred.

PAYMENT FOLLOWING CLAIMS
------------------------

6.1 If any payment is required pursuant to this Deed, the Covenantors shall make the payment to the Purchaser not later than the tenth business day after written notice of demand is made for it hereunder, or, if relevant, such later date as is specified below:-

     6.1.1 if the payment relates to a liability to make payment or an increased payment of Taxation (including, without limitation, any case where a payment under this Deed itself results in further Taxation becoming due), the date which is the fifth business day prior to the date on which the Taxation in question is payable to the authority or official or person properly demanding the same;

     6.1.2 in any case not falling within sub-clause 6.1.1, the Covenantors shall pay the sum due not later than the tenth business day as aforesaid unless they shall disagree with the amount specified in the said written notice of demand, in which event the dispute as to such amount shall be determined by a firm of chartered accountants agreed upon or appointed pursuant to the provisions of Clause 8, and the Covenantors shall pay the amount due as so determined not later than the fifth business day after the date on which the said firm of chartered accountants make their determination.

6.2  Any sums not paid by the Covenantors on the requisite date specified in
                                                 ---------
     Clause 5.1 above for payment of the same ("the due date") shall bear interest (which shall accrue from day to day after as well as before any judgement for the same) at the rate of 2 per cent per annum over the base rate of Barclays Bank PLC from the due date to and including the day of actual payment of such sums.

7.   Over-provisions/Corresponding Savings
     -------------------------------------

7.1 If the auditors for the time being of the Company shall certify or (if the Covenantors are not satisfied with such certificate) if a firm of chartered accountants agreed upon or appointed pursuant to the provisions of Clause 8 shall certify that any claim for Taxation, which has resulted in a payment having been made or having become due from the Covenantors under this Deed, will give rise to a relief for the Company which would not otherwise have arisen, then, as and when the liability of the Company to make an actual payment in respect of Taxation is reduced, by reason of that relief, and after taking account of the effect of all other reliefs that are or become available to the Company as a consequence of the claim (including any relief derived from subsequent accounting periods), from the amount which that liability would have been but for the availability of that relief, an amount equal to the amount by which that liability is so reduced shall be dealt with in accordance with Clause 7.2.

7.2 Where it is provided under Clause 7.1 that any amount (the "Relevant Amount") is to be dealt with in accordance with this Clause:-

     7.2.1 the Relevant Account shall first be set-off against any payment then due from the Covenantors under this Deed;

     7.2.2 to the extent that there is an excess, a refund shall be made to the Covenantors of any previous payment or payments made by them under this Deed and not previously refunded under this Clause up to the amount of such excess; and

     7.2.3 to the extent that the excess referred to in sub-clause 7.2.2 is not exhausted under that sub-clause, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Covenantors under this Deed.

7.3 Where any such certification as is mentioned in Clause 7.1 has been made, the Covenantors or the Purchaser may request the auditors for the time being of the Company or other firm of chartered accountants therein referred to to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

7.4 If the auditors or other firm of chartered accountants therein referred to certify under Clause 7.3 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of Clause 7.2 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of that substitution shall be made as soon as practicable by or (as the case may be) to the Covenantors.

8.   Disputes
     --------

8.1 In the event of any dispute as to the liability hereunder of the Covenantors, or if the Covenantors are not satisfied with any certificate which the auditors for the time being of the Company may give pursuant to Clause 7.1, the matter shall be determined by a firm of chartered accountants to be agreed between the Purchaser on the one hand and the Covenantors on the other hand or failing agreement to be nominated on the application of either the Covenantors or the Purchaser by the President for the time being of the Institute of Chartered Accountants in England and Wales.

8.2 The said firm shall be deemed to act as expert and not as arbitrator in any determination made by it hereunder and(subject to the provisions of Clauses
     7.3 and 7.4) in the absence of manifest error its determination shall be conclusive and binding on all concerned. The proper and reasonable costs of each party incurred in respect of any reference hereunder and the proper charges and disbursements of the said firm shall be paid and borne on each occasion by such of the parties concerned and in such proportions as the parties may agree or failing agreement as the said firm may in its absolute discretion determine to be fair and reasonable (or, failing any such determination, equally).

General
-------

9. The liability of the Covenantors under this Deed is joint and several and this Deed is binding on the Covenantors and their successors and personal representatives, as the case may be.

10. None of the parties to this Deed shall be entitled to assign his or its respective rights or obligations under this Deed without the previous written consent of the other parties hereto.

11. The address for service of notices under this Deed is, in the case of each of the Covenantors, the address stated against its name above or as may be subsequently notified in writing to the Purchaser and in the case of the Company or the Purchaser its registered office for the time being.

12. Notice shall be given by letter or by telex, telemessage, fax or cable. Each letter containing notice will be sent by first class registered post addressed to the other party at the address for service and will be deemed to have been received on the second day (not including Sundays or public bank holidays) after despatch. Notice other than by letter will be deemed to have been received on transmission.

13. This Deed may be executed in one or more counterparts which shall together form one and the same instrument.

IN WITNESS whereof this Deed has been entered into the day and year first above written

                                   SCHEDULE 4
                                   ----------

                        Details relating to the Property
                        --------------------------------

Lease dated 12th July 1989 relating to Cambrian House,
Number 51, Broad Street, Chipping Sodbury, Bristol between Timothy John Groves as Landlord and the Company as the Tenant

                                   SCHEDULE 5
                                   ----------

The Intellectual Property Rights in the products detailed on the attached page

                                   SCHEDULE 6
                                   ----------

Provisions in relation to pensions
----------------------------------

(See Disclosure Letter)

                                   SCHEDULE 7
                                   ----------

                      THE PRODUCTS REFERRED TO IN CLAUSE 7
                      ------------------------------------

     QSE graphics interface environment

     QSE space for windows

     Steel Design Modules

     QSE simple connectors

     QSE Design Desk

     QSE RC

     EC3 Member design

     CDS - Multi Engineering

     CTICM PEP

     QSE Safe for foundations

SIGNED by the said               )
WILFRED WRIGHT                   )
in the presence of:              )



SIGNED by the said               )
SIMONE CLARE WRIGHT              )
in the presence of:              )



SIGNED by the said               )
CHRISTOPHER BRIAN GROVES         )
in the presence of:              )



SIGNED by the said               )
WILLIAM STEPHEN PARK             )
in the presence of:              )



SIGNED by STEPHEN OWEN           )
director for and on behalf of    )
RESEARCH ENGINEERS               )
(EUROPE) )LIMITED                )
in the presence of:              )